RLF1 32460303v.1 OCUGEN, INC. CERTIFICATE OF CORRECTION TO THE CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES C PREFERRED STOCK Ocugen, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows: 1. The name of the Corporation is Ocugen, Inc. 2. The Certificate of Designation of Preferences, Rights and Limitations of Series C Preferred Stock (the “Certificate of Designation”), which was filed in the office of the Secretary of State of the State of Delaware on May 10, 2024, contains an inaccurate record of the corporate action taken therein, and the Certificate of Designation requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware. 3. The inaccuracy or defect in the Certificate of Designation to be corrected hereby is that the Certificate of Designation inaccurately set forth the voting power of the shares of Series C Preferred Stock due to administrative oversight. 4. The second sentence of Section 3.1 of the Certificate of Designation is hereby corrected to read as follows: “The outstanding shares of Series C Preferred Stock shall vote together with the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of the Corporation as a single class exclusively with respect to the Share Increase Proposal, Voting Standard Proposal and the Adjournment Proposal (as such terms are defined below) and in any election of directors but shall not be entitled to vote on any other matter except to the extent required under the General Corporation Law of the State of Delaware (the “DGCL”); provided, however, that, unless the Corporation, prior to record date for determining stockholders entitled to vote on the election of directors at any meeting of stockholders, determines otherwise, shares of Series C Preferred Stock held by a holder of shares of Common Stock shall have zero votes per share on the election of directors at such meeting.” 5. All other provisions of the Certificate of Designation are unchanged hereby. [Remainder of Page Intentionally Left Blank]

2 RLF1 32460303v.1 IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Certificate of Correction on this 8th day of May, 2025. OCUGEN, INC. By: /s/ Ramesh Ramachandran Name: Ramesh Ramachandran Title: Chief Accounting Officer